EXHIBIT 21

To Form S-4 Registration Statement

SUBSIDIARIES OF BINGO.COM, INC.

                                                                                                            August 27, 2007

Bingo.com, Ltd. conducts its business through the Anguillian incorporated entity and through its wholly owned subsidiaries English Bay Office Management Limited ("English Bay"), Bingo.com N.V. ("Bingo Curacao") and Bingo.com Services Limited ("Bingo Services") and through its subsidiary Bingo.com (UK) plc. ("Bingo UK")

On September 30, 2004, Bingo.com, Ltd. was incorporated in Anguilla, British West Indies for the purpose of moving the jurisdiction of our Company to Anguilla, B.W.I.  On April 6, 2005, Bingo.com, Inc. and Bingo.com, Ltd. merged with Bingo.com, Ltd. being the surviving corporation.  As a result of this merger, we are now an Anguillan corporation governed by the Anguilla International Business Companies Act.

English Bay was incorporated under the laws of British Columbia, Canada, on February 10, 1998 as 559262 B.C. Ltd. and changed its name to Bingo.com (Canada) Enterprises Inc. on February 11, 1999.  It subsequently changed it name to English Bay Office Management Limited on September 8, 2003.

On August 15, 2002, the Company acquired 99% of the share capital of Bingo UK.  Bingo UK was incorporated under the laws of England and Wales on August 18, 2000, as CellStop plc. and changed its name to Bingo.com (UK) plc. on August 5, 2002.

On October 29, 2004, Bingo Curacao was incorporated in Curacao, Netherlands Antilles for the purpose of holding and operating our computer servers and contracting for future world wide business.

On February 5, 2007, we incorporated a wholly owned subsidiary, Bingo Services. Bingo Services is incorporated under the laws of England and Wales.

Bingo.com, Inc. also maintains a number of inactive wholly-owned subsidiaries.  These include:

-           Bingo.com (Antigua), Inc., ("Bingo.com (Antigua") incorporated as an Antigua International Business Corporation on April 7, 1999 as Star Communications Ltd. and changed its name to Bingo.com. (Antigua), Inc. on April 21, 1999;

-           Bingo.com (Wyoming), Inc., incorporated in the State of Wyoming on July 14, 1999;

-           Bingo.com Acquisition Corp., incorporated in the State of Delaware on January 9, 2001.

All three of the inactive subsidiaries were incorporated to facilitate the implementation of business plans that the Company has since modified and refocused and consequently, there is currently no activity in these entities.